Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of March 11, 2026 (the “Effective Date”), by and between Sensei Biotherapeutics, Inc. (the “Company”) and Brian Stephenson, PhD (the “Executive”).

The Company desires to employ Executive in the capacity of full-time Head of Operations and Finance pursuant to the terms of this Agreement and, in connection therewith, to compensate Executive for Executive’s personal services to the Company; and

Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.
EMPLOYMENT BY THE COMPANY.
1.1.
At-Will Employment. Executive shall be employed by the Company on an “at-will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advanced notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at-will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company.
1.2.
Position. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Head of Operations and Finance, and Executive hereby accepts such employment. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company.
1.3.
Duties. Executive will report to the Company’s President (“President”) performing such duties as are normally associated with Executive’s then-current position and such duties as are assigned to Executive from time to time, subject to the oversight and direction of the President. In addition, Executive will work with the President and other members of the Company’s executive management team on strategic planning, business direction and performance, and corporate priorities and action plans. Executive shall perform Executive’s duties under this Agreement remotely. In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company, including but not limited to board meetings and corporate offsite meetings.
1.4.
Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
2.
COMPENSATION.
2.1.
Salary. Executive shall receive for Executive’s services to be rendered hereunder an initial annualized base salary of $525,000, subject to review and adjustment from time to time by the Company in its sole discretion (“Base Salary”). The Base Salary is payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices.
2.2.
Annual Bonus. Executive shall be eligible to receive an annual performance bonus of up to 40% (the “Target Percentage”) of Executive’s then-current Base Salary (“Annual Bonus”). The Annual Bonus will be based upon the Company’s assessment of Executive’s performance, the Company’s attainment of targeted goals as set by the Company’s Board of Directors (the “Board”) in its sole discretion, overall economic conditions and forecasts, and related financial factors, all as determined by the Company in its sole discretion. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. Following the close of 2026 and each calendar year thereafter, the Company will determine whether Executive has earned the Annual Bonus, and the amount of any Annual Bonus (which can be less than the Target Percentage), based on the set criteria. No amount of the Annual Bonus is guaranteed, and Executive must be an employee in good standing on the Annual Bonus payment date to be eligible to receive an Annual Bonus. No partial or prorated bonuses will be provided; provided, however, that solely for the 2026 performance year Executive will be eligible for a prorated bonus based on Executive’s start date. Executive’s eligibility for an Annual Bonus is subject to change in the discretion of the Board (or any authorized committee thereof).
2.3.
Initial Option Grant. Subject to approval by the Board (or a duly authorized committee thereof), Executive shall be granted an option to purchase up to 166,435 shares of common stock of the Company as a material inducement to Executive’s entering into employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4) (the “Initial Option”). The Initial Option shall be granted outside of the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) but shall be subject to terms and conditions substantially similar to those set forth in the 2021 Plan, except as otherwise provided in this Agreement or in the stock option agreement evidencing the Initial Option (the “Option Agreement”). The Initial Option shall be granted at a per share exercise price equal to the fair market value (determined in accordance with the 2021 Plan) of the Company’s common stock on the date of grant (the “Initial Option Grant Date”), and shall be a nonstatutory stock option not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Twenty-five percent (25%) of the shares subject to the Initial Option shall vest upon the first (1st) anniversary of the Initial Option Grant Date, and the remaining seventy-five percent (75%) of the shares subject to the Initial Option shall vest in equal monthly installments on the last day of each calendar month for a three (3) year period thereafter, such that all of the shares subject to the Initial Option shall be fully vested on the fourth (4th) anniversary of the Initial Option Grant Date, provided that Executive remains employed by the Company on each vesting date, except as otherwise set forth herein or in the Option Agreement.
2.4.
Expense Reimbursement. The Company will reimburse Executive for all reasonable, documented business expenses incurred in connection with Executive’s services hereunder, in accordance with the Company’s business expense reimbursement policies and procedures as may be in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A (as defined below): (i) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (ii) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (iii) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
3.
CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, NON-SOLICITATION, AND NON-COMPETITION OBLIGATIONS. As a condition of employment and in consideration of the benefits that Executive is eligible to receive under this Agreement, including, but not limited to, the compensation offered and provided to Executive hereunder, and as an express condition of the offer and provision of such additional compensation to Executive, Executive agrees to execute and abide by the Company’s Confidential Information, Invention Assignment, Non-Solicitation and Non-Competition Agreement (the “Covenants Agreement”) attached hereto as Exhibit A. The Covenants Agreement may be amended by the parties from time to time without regard to this Agreement. The Covenants Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.
4.
OUTSIDE ACTIVITIES. Except with the prior written consent of the Board, Executive will not, while employed by the Company, undertake or engage in any other employment, consulting engagement, occupation or business enterprise that would, in the Company’s discretion, interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder. Subject to the foregoing, Executive may engage in the following activities: (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve; (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties; (iii) Executive’s participation in professional and academic activities; (iv) service on the board of directors of one (1) for-profit company at a time, provided that (A) Executive has received prior written approval from the Board for such service, which approval may be granted or withheld in the Board’s sole discretion, (B) such company is not a competitor of the Company and does not present a conflict of interest with Executive’s obligations to the Company, (C) such service does not interfere with Executive’s duties and responsibilities to the Company, and (D) the Board may revoke its approval at any time upon written notice to Executive if the Board determines, in its sole discretion, that such service has become inconsistent with the

Company’s interests or Executive’s obligations hereunder; and (v) such other activities as may be specifically approved by the Board. This restriction shall not, however, preclude Executive from managing personal investments or owning less than one percent (1%) of the total outstanding shares of a publicly-traded company.
5.
NO CONFLICT WITH EXISTING OBLIGATIONS. Executive represents that Executive’s performance of all the terms of this Agreement and as an employee of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.
6.
TERMINATION OF EMPLOYMENT. The parties acknowledge that Executive’s employment relationship with the Company will be at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without “Cause” (as defined in Section 6.3(a) below). The provisions in this Section 6 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status. Upon any termination of employment, the Executive will be entitled to receive the Accrued Obligations (defined below). Executive will be paid all of the Accrued Obligations at such time as required by law. For purposes of this Agreement, “Accrued Obligations” are: (i) Executive’s accrued but unpaid salary through the date of termination, and (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies.
6.1.
Termination by the Company Without Cause or Resignation by Executive for Good Reason (not in Connection with a Change in Control).
6.1.1.1.
The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time without Cause by giving notice as described in Section 6.7 of this Agreement. A termination pursuant to Section 6.5 or 6.6 below is not a termination without Cause for purposes of receiving the Non-CIC Severance Benefits described in this Section 6.1 or the CIC Severance Benefits described in Section 6.2 below.
6.1.1.2.
If the Company terminates Executive’s employment at any time without Cause or Executive resigns his employment with the Company for “Good Reason” (as defined in Section 6.1(g) below), in either case, at any time outside of the Change in Control Measurement Period (both “Change in Control” and “Change in Control Measurement Period” as defined in Section 6.2 below), then, provided such termination also constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and Executive complies with the obligations in Section 6.1(c) below, Executive shall also be eligible to receive the following “Non-CIC Severance Benefits:”
6.1.1.2.1.
The Company will pay Executive an amount equal to Executive’s then current Base Salary for nine (9) months, less all applicable withholdings and deductions, paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined in Section 6.1(c) below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter; and
6.1.1.2.2.
Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA, or state continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay the portion of the COBRA, or state continuation coverage, premiums which is equal to the cost of the coverage that the Company was paying as of the date of termination, to continue Executive’s (and Executive’s covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) nine (9) months following the termination date; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “Non-CIC COBRA Payment Period”)). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the Non-CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the Non-CIC COBRA Payment Period. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company.
6.1.1.3.
Executive shall only be eligible to receive the Non-CIC Severance Benefits pursuant to Section 6.1(b) or the CIC Severance Benefits pursuant to Section 6.2(a) of this Agreement if: (i) by the sixtieth (60th) day following the date of Executive’s Separation from Service, Executive has signed and delivered to the Company a separation agreement containing an effective, general release of claims in favor of the Company and its affiliates and representatives, in the form presented by the Company (the “Release”), which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); and (ii) if Executive holds any other positions with the Company or any affiliate, including a position on the Board, Executive resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) Executive returns all Company property; (iv) Executive complies with all post-termination obligations under this Agreement and the Covenants Agreement; and (v) Executive complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release.
6.1.1.4.
The Non-CIC Severance Benefits provided to Executive pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, program, or prior agreement with the Company. For avoidance of doubt, Executive shall not be eligible for both CIC Severance Benefits and Non-CIC Severance Benefits.
6.1.1.5.
For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (i) a material reduction in Executive’s Base Salary of at least 10%, other than pursuant to a reduction proportionately affecting all of the Company’s other senior level executive employees; (ii) a material reduction in Executive’s duties, authority and/or responsibilities relative to Executive’s duties, authority, and/or responsibilities in effect immediately prior to such reduction; (iii) the Executive no longer reports to the CEO or the Board; (iv) the relocation of Executive’s principal place of employment, without Executive’s consent, in a manner that lengthens Executive’s one-way commute distance by fifty (50) or more miles from Executive’s then-current principal place of employment immediately prior to such relocation; or (v) any material breach of this Agreement by the Company; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of Executive’s intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Company Cure Period”); (3) the Company has not, prior to receiving such notice from Executive, already informed Executive that Executive’s employment with the Company is being terminated; and (4) Executive voluntarily terminates Executive’s employment within thirty (30) days following the end of the Company Cure Period.
6.2.
Termination by the Company without Cause or Resignation by Executive for Good Reason (in connection with a Change in Control).
6.2.1.1.
In the event that Executive’s employment is terminated without Cause or Executive resigns his employment for Good Reason within twelve (12) months following the effective date of a Change in Control (“Change in Control Measurement Period”) of the Company, then, provided such termination also constitutes a Separation from Service, and Executive complies with the obligations in Section 6.1(c) above, including but not limited to the Release requirement and Executive’s continued compliance with obligations to the Company under Executive’s Covenants Agreement, then Executive will be eligible for the following “CIC Severance Benefits”:
6.2.1.1.1.
The Company or its successor will pay Executive an amount equal to Executive’s then current Base Salary for twelve (12) months, less all applicable withholdings and deductions, paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date, with the remaining installments occurring on the Company’s or its succesor’s regularly scheduled payroll dates thereafter;
6.2.1.1.2.
Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA, or state continuation coverage (as applicable), under the Company’s or its successor’s group health plans following such termination, the Company or its successor will pay the portion of the COBRA, or state continuation coverage, premiums which is equal to the cost of the coverage that the Company or its successor was paying as of the date of termination, to continue Executive’s (and Executive’s covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) twelve (12) months following the termination date; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “CIC COBRA Payment Period”)). Notwithstanding the foregoing, if at any time the Company or its successor determines that its payment of COBRA, or state continuation coverage, premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the CIC COBRA Payment Period. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company;
6.2.1.1.3.
The Company or its successor will make a lump sum cash payment to Executive in an amount equal to one (1) times the Target Percentage for the year in which the termination occurs, subject to standard deductions and withholdings, which will be paid in a lump sum on the same day as the first installment of the severance payment contemplated by Section 6.2(a)(i); and
6.2.1.1.4.
Effective as of Executive’s termination date, the vesting and exercisability of all outstanding equity awards held by Executive immediately prior to the termination date (if any) shall be accelerated in full. For the avoidance of doubt, vesting acceleration under this subsection is conditioned upon the actual consummation of a Change in Control.
6.2.1.2.
For purposes of this Agreement, a “Change in Control” shall have the meaning set forth in the 2021 Plan, as amended from time to time.
6.2.1.3.
The CIC Severance Benefits provided to Executive pursuant to this Section 6.2 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company or successor severance plan, policy or program.
6.3.
Termination by the Company for Cause.

Subject to Section 6.3(b) below, the Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 6.7 of this Agreement.

6.3.1.1.
“Cause” for termination shall mean that the Company has determined in its sole discretion that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the parties; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) any material violation of any Company policy or any act of misconduct; (v) the refusal to follow or implement a clear and reasonable directive of the Company; (vi) negligence or incompetence in the performance of Executive’s duties; or (vii) breach of fiduciary duty; provided, however, that, any such termination by Company shall only be deemed for Cause pursuant to this definition if: (1) Company gives the Executive written notice of Company’s intent to terminate for Cause within thirty (30) days following the Company first having knowledge of the condition(s) that Company believes constitute(s) Cause, which notice shall describe such condition(s); (2) With respect to the conduct described in subsections (i), (iv), (v), and (vi) only, Executive fails to remedy such curable condition(s) within thirty (30) days following receipt of the written notice (the “Executive Cure Period”); and (3) Company terminates Executive’s employment within thirty (30) days following the end of the Executive Cure Period.
6.3.1.2.
In the event Executive’s employment is terminated at any time for Cause, Executive will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit, except that, consistent with the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.4.
Resignation by Executive (other than for Good Reason).
6.4.1.1.
Executive may resign for any reason from Executive’s employment with the Company at any time by giving notice as described in Section 6.7.
6.4.1.2.
In the event Executive resigns from Executive’s employment with the Company (other than for Good Reason), Executive will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit, except that, consistent with the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.
6.5.
Termination by Virtue of Death or Disability of Executive.
6.5.1.1.
In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, provide to Executive’s legal representatives Executive’s Accrued Obligations, but neither Executive nor Executive’s legal representatives will be eligible for the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit.
6.5.1.2.
Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to the Executive, to terminate this Agreement based on Executive’s Disability (as defined below). Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations and any disability insurance and/or other group benefits to which Executive may be entitled as a result of his Disability.
6.6.
Termination Due to Discontinuance of Business. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s business is discontinued because rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 6.6, Executive will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.
6.7.
Notice; Effective Date of Termination.
6.7.1.1.
Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:
6.7.1.1.1.
immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause, unless pursuant to Section 6.3(a)(vi) in which case ten (10) days after notice if not cured, or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;
6.7.1.1.2.
immediately upon Executive’s death;
6.7.1.1.3.
immediately after the Company gives written notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later Separation Date, in which case, termination shall be effective as of such later Separation Date, provided that Executive has not returned to the full-time performance of Executive’s duties prior to such date;
6.7.1.1.4.
except as addressed by Section 6.7(a)(v), forty-five (45) days (or such shorter period agreed to by the President and Executive in writing) after Executive gives written notice to the Company of Executive’s resignation for any reason, provided that the Company may set a

Separation Date at any time between the date of notice and the date of resignation, in which case Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period; or
6.7.1.1.5.
for a resignation for Good Reason, immediately upon Executive’s full satisfaction of the requirements of Section 6.1(e).
6.7.1.2.
The actual date the Executive’s employment is terminated or resigned shall be the “Separation Date.” In the event notice of a termination under subsection Section 6.7 (a)(i) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 7.1 below. In the event of a termination for Cause or a resignation for Good Reason, written confirmation shall specify the subsection(s) of the definition of Cause or the definition of Good Reason relied on to support the decision to terminate.
6.8.
Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company.
6.9.
Effect of Termination. Executive agrees that should Executive’s employment be terminated for any reason, Executive shall be deemed to have resigned from any and all positions with the Company and its subsidiaries.
6.10.
Application of Section 409A.
6.10.1.1.
It is intended that all of the compensation payable under this Agreement, to the greatest extent possible, either complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) or satisfies one or more of the exemptions from the application of Section 409A, and this Agreement will be construed in a manner consistent with such intention, incorporating by reference all required definitions and payment terms.
6.10.1.2.
No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a Separation from Service. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
6.10.1.3.
To the extent that any severance payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, to the extent required to comply with Section 409A, if the period during which Executive may consider and sign the Release spans two calendar years, the severance payments will not begin until the second calendar year. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death, the Company will: (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.10(c); and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Sections 6.1 and 6.2. No interest shall be due on any amounts deferred pursuant to this Section 6.10(c).
6.10.1.4.
To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year.

6.10.1.5.
Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non- compliance with Section 409A.
6.11.
Excise Tax Adjustment.
6.11.1.1.
If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
6.11.1.2.
Notwithstanding any provision of this Section 6.11 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
6.11.1.3.
Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control transaction, the Company shall appoint a nationally-recognized accounting or law firm to make the determinations required by this Section 6.11. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.
6.11.1.4.
If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 6.11(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 6.11(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 6.11(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
7.
GENERAL PROVISIONS.
7.1.
Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally-recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or Executive’s Company-provided email address, or at such other address as the Company or Executive may designate by ten (10) days’ advance written notice to the other.
7.2.
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
7.3.
Waiver. If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
7.4.
Complete Agreement. This Agreement, and the Covenants Agreements, constitute the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into or are entering into a separate Covenants Agreement in connection herewith and have or may enter into separate agreements related to equity awards. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.
7.5.
Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.
7.6.
Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
7.7.
Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.
7.8.
Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the State of California.
7.9.
Resolution of Disputes. To aid the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, and in exchange for the mutual promises contained in this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where Executive last worked for the Company or another mutually agreeable location. Any demand for arbitration must be made within the statute of limitations applicable to the claim asserted as if such claim were asserted in court. Failure to demand arbitration (or, where applicable, file a counterclaim, crossclaim, or third-party claim) within such time limitation shall serve as a waiver and release with respect to all such claims. Executive acknowledges that by agreeing to this arbitration procedure, both Executive andthe Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event Executive or the Company intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Executive acknowledges and agrees that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents Executive from filing and pursuing proceedings before a federal or state governmental agency, although if Executive chooses to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise unenforceable, as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as Executive or the Company would otherwise be entitled to seek in a court of law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration administrative fees in excess of the administrative fees that Executive would be required to pay if the dispute were filed in a court of law. Each party is responsible for its own attorneys’ fees, except that the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party in the arbitration when authorized by any written agreement between Executive and Company or as otherwise authorized under applicable law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first written above.

SENSEI BIOTHERAPEUTICS, INC.

By: /s/ Christopher W. Gerry

Name: Christopher W. Gerry

Title: President and General Counsel

Executive:

By: /s/ Brian Stephenson, PhD

Name: Brian Stephenson, PhD